Exhibit 5.1       Opinion of Steven D. Adler, P.C. (regarding legality).

                      LAW OFFICES OF STEVEN D. ADLER, P.C.
                             5420 S.W. Westwood View
                           Portland, Oregon 97201-2770
                            Telephone: (503) 293-9000
                            Facsimile: (503) 293-9013
                           Email: sadler@pacifier.com


                                January 30, 2001




To the Board of Directors
of Tessa Complete Health Care, Inc.

Gentlemen:

We have acted as counsel for Tessa Complete Health Care, Inc. ("Company") in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering 3,840,000 shares of Company's Common Stock, par value $0.02 per share (the "Shares"), issuable pursuant to that certain Consulting Agreement by and between Company and Daniel Smith, dated January 23, 2001 (the "Plan"). We have reviewed the corporate action of Company in connection with this matter and have examined and relied upon such documents, corporate records, and other evidence as we have deemed necessary for the purpose of this opinion.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold pursuant to the Plan, legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,



                                /s/ STEVEN D. ADLER, P.C.







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